Exhibit 4.1

Blue Water - Dupont, LLC

February 13, 2019

Mr. Mark Vogel

Petersen -Dean, Inc.

39300 Civic Center Drive Suite 300

Fremont, CA 94538

Re:	2210 South Dupont Drive
Anaheim, CA 92806

Subj:	Property Lease Extension until April 30, 2022

Dear Mr. Vogel,

Blue-Water Dupont, LLC is pleased to offer Petersen-Dean, Inc. a 36 month lease extension that will expire on April 30, 2022.

The lease being extended is the AIR Commercial Real Estate Association Standard Industrial/Commercial Single Tenant Lease-Gross that was dated February 28, 2013 and executed by your firm on March 7, 2013 between Blue Water- Dupont, LLC and Petersen-Dean Roofing. All terms of the original lease will remain in full force during the extension period with the exception of the items outlined in this document.

Rent is to be wired to our account on a monthly basis. Account information will be provided.

✔	Petersen-Dean, Inc. will make the property tax payments 2x per year. The taxes to Petersen Dean, Inc. will not increase more than 2% per year and the current annual figure is $28,104.00.
✔	The new rent figures were only raised 3% per year from the previous year to offset the property tax payment.

The terms of the extensions we are offering are as follows:

1.	Extension Year #4- May 1, 2019 until April 30, 2020 the monthly rent will be $13,116.00
2.	Extension Year #5- May 1, 2020 until April 30, 2021 the monthly rent will be $13,509.00
3.	Extension Year #6- May 1, 2021 until April 30, 2022 the monthly rent will be $13,914.00

1130 W. Trenton Ave ♦ Orange, CA 92867 ♦ (714) 385-0099 ♦ (714) 385-0011 Fax

Blue Water - Dupont, LLC

If you would like to discuss staying for another term we can do so in September of 2021.

By you, as an acting agent of Petersen-Dean, Inc. and executing this document in duplicate and returning two (2) copies for countersignature the lease extension will become valid and we look forward to you enjoying the space through April 30, 2022.

Gregg Miller-President	George Milionis

/s/ Gregg Miller	/s/ George Milionis
Gregg Miller for Blue Water-Dupont, LLC	George George Milionis
for Petersen-Dean, Inc. And Solar Systems
Signature and Date	Signature and Date 2/14/19

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